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EXHIBIT 14.1

                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICERS
                          AND SENIOR FINANCIAL OFFICERS
                             (AS OF MARCH 17, 2004)

         Front Range Capital Corporation (the "Company") has adopted this Code of Ethics for Principal Executive Officers and Senior Financial Officers (this "Code") to ensure the integrity of the Company's and Heritage Bank's (the "Bank") financial reporting and transactions. This Code applies to the Chief Executive Officer(s) of the Company and Heritage Bank (the "Bank"), the Chief Financial Officer(s) of the Company and the Bank and the Chief Operating Officer of the Bank ("Senior Financial Officers").

          The Company's Code of Business Conduct and Ethics sets forth the Company's fundamental policies, principles and procedures. You are bound by the standards and requirements set forth in the Code of Business Conduct and Ethics as well as the standards and requirements set forth in this Code. Violations of this Code will result in immediate disciplinary action up to and including immediate discharge from employment.

BUSINESS ETHICS AND CONFLICTS OF INTEREST

         As a Senior Financial Officer, your leadership responsibilities include creating a business culture of high ethical standards and an unwavering commitment to compliance with all laws, rules and regulations. You must act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships. You are prohibited from exploiting your position or relationship with the Company for personal gain. Although it is impossible to list every conceivable conflict of interest, the following are some illustrative examples of conflicts or interest:

         - You or a member of your family has more than a modest ownership or financial interest in the Company's competitors, clients or vendors;

         - You or a member of your family use nonpublic Company, client or vendor information for personal gain;

         - You cause the Company to engage in business transactions with family or friends, other than banking transactions in the regular course of business; or

         - You compete, or prepare to compete, with the Company while still employed by the Company.

ACCURATE PERIODIC REPORTS

         Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that the Company complies with Securities and Exchange Commission rules governing disclosure of financial information and for assuring that press releases and communications with investors and securities analysts are fair and accurate. As a Senior Financial Officer, you should:

         - establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and

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                  transmitted to those responsible for preparing periodic
                  reports and other public communications containing financial information so that they are complete, accurate, and timely;

         - carefully review each periodic report for accuracy and completeness before it is filed with the Securities and Exchange Commission and carefully review each public communication containing financial information before it is released;

         - maintain books, accounts and records according to generally accepted accounting principles, using enough detail to accurately and fairly reflect Company transactions; and

         - promptly disclose to your superiors, and if necessary to the Audit Committee, any material weaknesses in, or concerns regarding, the Company's disclosure controls or internal controls.

COMPLIANCE WITH APPLICABLE LAWS

         You are expected to comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

REPORTING MISCONDUCT

         If you become aware or suspect that the Company or any Senior Financial Officer is violating any law or this Code, you have a duty to report such violation to the Company's legal advisors. All reports will be dealt with confidentially. Neither the Company nor any of its employees shall take retaliatory action against any person for making a good faith report. In addition, you shall comply with the Company's procedure for employee concerns and complaints regarding accounting or auditing matters adopted in May 2003.

WAIVERS OF THIS CODE

         The Board of Directors of the Company must approve any waiver of the provisions and policies of this Code for a Senior Financial Officer (or for any other employee, officer or director of the Company). Any such waiver must be promptly disclosed to the Company's shareholders, along with the reasons for such waiver, in accordance with applicable law and the rules and regulations of the American Stock Exchange.